Exhibit (c)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell contractual contingent payment rights arising from the purchase of Class A Interests of Amgen Clinical Partners, L.P. ("CCPRs"). The Offer (as defined below) is made only by the Offer to Purchase, dated September 11, 2000 and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of CCPRs. The Offer, however, is not being made to (nor will tenders be accepted from or on behalf of) holders of CCPRs residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of CCPRs in such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                         BY MERIDIAN VENTURE GROUP, LLC,
                        UP TO 100 CONTRACTUAL CONTINGENT
              PAYMENT RIGHTS ARISING FROM THE PURCHASE OF CLASS A
              INTERESTS OF AMGEN CLINICAL PARTNERS, L.P. ("CCPRs")
                     SUBJECT TO THE TERMS AND CONDITIONS OF
                                 THIS OFFER AT
                                $265,000 PER CCPR

Meridian Venture Group, LLC, a Delaware limited liability company ("Purchaser"), was formed in December of 1999 to identify, acquire and hold contingent payment rights of pharmaceutical companies. The business address and telephone number of Purchaser is 767 Fifth Avenue, 4th Floor, New York, New York 10153, (212) 688-2015. Meridian Venture Capital, LLC, a Delaware limited liability company ("MVC"), was formed to acquire a membership interest in Purchaser and to contribute any contingent payment obligations which it may acquire from pharmaceutical companies to Purchaser. The business address and telephone number of MVC is 767 Fifth Avenue, 4th Floor, New York, New York 10153, (212) 688-2015. Purchaser is offering to purchase up to 100 CCPRs for cash consideration per CCPR of $265,000 (the "Purchase Price") upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal (with together with any supplements thereto, collectively constitute the "Offer".) The Purchase Price will be automatically reduced by the aggregate amount of the value of any distributions made or declared by Amgen Inc. ("Amgen") on or after September 11, 2000, and prior to the date on which the Purchaser pays the Purchase Price for the tendered CCPRs.

Any tendering CCPR holder ("Holder") who has CCPRs registered in their name and who tenders directly to MMS Escrow and Transfer Agency (the "Depositary" and "Information Agent") will not be charged brokerage fees or commissions in tendering their CCPRs pursuant to the Offer. Holders who hold their CCPRs through a broker or a bank should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer.

             -------------------------------------------------------
                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
                 OCTOBER 20, 2000, UNLESS THE OFFER IS EXTENDED
                            (THE "EXPIRATION DATE").
             -------------------------------------------------------

Purchaser was formed to identify, acquire and own contingent payment rights of pharmaceutical companies. The purpose of the Offer is to fulfill that purpose. The Offer is conditioned upon, among other things, Purchaser being satisfied that, upon purchase of the CCPRs pursuant to the Offer, Purchaser will have full ownership rights and will become the registered holder of all of the purchased CCPRs; that all material regulatory and related approvals have been obtained or made on terms reasonably satisfactory to Purchaser; that litigation challenging this Offer is absent; that no law or regulation exists preventing this Offer; that there is no competing tender offer; or that there has not been any change effecting the contingent payments relevant to each CCPR. The Offer is further subject to certain other conditions set forth in the Offer to Purchase. See the Summary, the Introduction and Sections 1, 14 and 15 of the Offer to Purchase. The Offer is not conditioned upon Purchaser obtaining financing.

On the date hereof, Purchaser's manager and sole member is MVC. Pursuant to the express terms of Purchaser's Limited Liability Operating Agreement, and a certain Management Agreement dated June 21, 2000, between Purchaser, MVC, and Meridian Venture Group Management Ltd., a New York corporation ("MVM"), MVM became vested with full power and authority to make this tender offer on behalf of Purchaser for the purchase of the CCPRs. The Purchaser is acquiring the CCPRs solely for investment purposes.

For the purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, CCPRs validly tendered and not properly withdrawn, if and when the Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such CCPRs for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for CCPRs so accepted will be made by deposit of the Net Purchase Price (herein defined as the Purchase Price reduced by the aggregate amount of the value of any distributions made or declared by Amgen on or after September 6, 2000, and prior to the date on which the Purchaser pays the Purchase Price for the tendered CCPRs for all CCPRs purchased) with the Depositary. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Purchaser of the Net Purchase Price and transmitting such payment to validly tendering Holders.

The Purchaser's Offer is for 100 CCPRs. In the event prior to the Expiration Date more than 100 CCPRs have been tendered, the Purchaser will accept for payment and thereby purchase only 100 CCPRs. Under such circumstance, the Purchaser will acquire the CCPRs pro rata to the number of CCPRs validly tendered and not properly withdrawn on or before the Expiration Date, with appropriate adjustments to avoid purchases in multiples of other than quarter CCPRs.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR THE CCPRs BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In all cases, payment for CCPRs tendered and accepted for payment pursuant to the Offer will be made only after the Expiration Date by the Depositary upon the satisfaction of all conditions of the Offer including its possession of (i) relevant Letters of Transmittal (or facsimiles thereof), properly completed and duly executed, with any required


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

signature guarantees and (ii) any other documents required under the Letter of Transmittal.

No appraisal rights are available to Holders in connection with the Offer. Holders may choose to retain all or part of their CCPRs by not so tendering in the Offer.

NEITHER THE PURCHASER, MVC, OR MVM MAKE ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING CCPRs. EACH HOLDER MUST MAKE THEIR OWN DECISION WHETHER TO TENDER CCPRs, AND IF SO, HOW MANY CCPRs TO TENDER.

Purchaser expressly reserves the right to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary which will be followed as promptly as practicable by a public announcement of such extension. The announcement of any extension shall be issued no later than 9:00 a.m. New York City time on the next business day after what would have been, without the extension, the Expiration Date.

Except as otherwise provided in the Offer, tenders of CCPRs pursuant to the Offer are irrevocable. CCPRs tendered pursuant to the Offer may be withdrawn prior to the Expiration Date, and unless theretofore accepted for Payment by Purchaser as provided in the Offer, may also be withdrawn at any time after November 9, 2000. If Purchaser extends the Offer, is delayed in its purchase or payment of CCPRs, or is unable to purchase or pay for CCPRs for any reason, then tendered CCPRs may be retained by the Depositary on behalf of the Purchaser, without prejudice to the rights of the Purchaser, and may not be withdrawn pursuant the requirements of the Offer. For withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Depositary prior to the Expiration Date at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the CCPRs to be withdrawn, the number of CCPRs to be withdrawn and the name of the registered holder of such CCPRs, if different from that of the person who tendered such CCPRs. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding.

Pursuant to Rule 14d-5 of the Securities and Exchange Act of 1934, as amended, Purchaser has made a request to Amgen on the date hereof to obtain a list of Holders of the CCPRs for the purpose of disseminating the Offer to Purchase and related Letter of Transmittal to the Holders of CCPRs. In response to that request, Amgen has the option of either providing that list to Purchaser, to permit Purchaser to mail the Offer to Purchase and related letter of Transmittal to the Holders of CCPRs, or to mail the Offer to Purchase and related Letter of Transmittal to the Holders of CCPRs at Purchaser's expense. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of CCPRs whose names appear on the list of Holders completed by Amgen (the "Holders List") and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Holders list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of CCPRs.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH


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

SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE INFORMATION REQUIRED TO BE DISCLOSED BY REGULATION 14D AND REGULATION M-A PROMULGATED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, IS CONTAINED IN THE OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE.

Please contact the Depositary for copies of the Offer to Purchase, the related Letter of Transmittal and all other tender offer materials. The Depositary will furnish copies promptly at Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of CCPRs pursuant to the Offer.

The Depositary:            MMS Escrow and Transfer Agency
                           PO Box 7090
                           Troy Michigan 48007-7090
                           Attention: Matthew Fisher

Telephone:                 (877) 346-8317

For information concerning the Offer please contact the following representative of the Purchaser:

The Purchaser:             Meridian Venture Group, LLC
                           767 Fifth Avenue, 4th Floor
                           New York, New York 10153
                           Attention: David B. Schmickel

Telephone:                 (212) 688-2015

September 11, 2000


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